Steve Machotka to join Westbury Bank as Senior Vice President, Madison Market Leader

Madison, WI, May 16, 2016. (GlobeNewswire) Westbury Bancorp, Inc. (NASDAQ: WBB) today announced that Steve Machotka has joined the Bank as Senior Vice President, Madison Market Leader, serving business and commercial real estate clients across Dane County. “We are excited to have Steve join Team Westbury. His extensive background and the trust he has built with customers over the years will help us bring our customer-first culture to Dane County,” said Greg Remus, President and CEO of Westbury Bancorp, Inc. and Westbury Bank.

“Steve represents the type of quality individual we are hand picking to foster the growth of our bank and provide continued positive returns to our shareholders and employees,” Remus added. Westbury Bank expects to open an office in the Madison area catering to business clients. Steve can be reached at Steve.Machotka@westburybankwi.com.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank.  Westbury Bank is an independent community bank serving communities in Washington, Waukesha, Dane and Outagamie Counties through eight full service branches and two loan production offices. Westbury Bank provides deposit and loan products along with wealth management and brokerage services to individuals, professionals and businesses in the communities it serves.
The Westbury Bank Charitable Foundation was established to further our commitment to the betterment of our local community.  This independent private foundation continues the well-established and proud tradition of Westbury Bank as a leader in enhancing and supporting the quality of life in our neighborhoods where our employees live and work. Each calendar year the Foundation will distribute a minimum of 5% of its total assets. It is our desire that recipients of our grants will continue to share in the Bank’s long term growth and success, and our goal of being a good neighbor.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition, the demand for the Company’s products and services, the Company's ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, the Company's ability to maintain required capital levels and adequate sources of funding and liquidity, the Company's ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
___________________________________
Contact:    Kirk Emerich - Executive Vice President and CFO
Greg Remus - President and CEO
262-334-5563

Learn more about Westbury Bank at www.westburybankwi.com.